CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$70,277,650(2)	$8,159.24

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Calculated on the basis of 7,027,765 units, each having a $10 principal amount per unit.

Filed Pursuant to Rule 424(b)(2)

File Number 333-169119

The notes are being issued by Barclays Bank PLC (“Barclays”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-8 of product supplement STEPS-1. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is acting in its capacity as a principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.000	$70,277,650.00
Underwriting discount (2)	$0.175	$1,229,858.88
Proceeds, before expenses, to Barclays Bank PLC	$9.825	$69,047,791.12

(1)	Plus accrued interest from the Settlement Date, if settlement occurs after that date.
(2)

The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.125 per unit, respectively.

Merrill Lynch & Co.
July 14, 2011

7,027,765 Units

STEP Income Securities®

Linked to the Common Stock of General Electric Company,

due July 27, 2012

$10 principal amount per unit

Term Sheet No. 26

Pricing Date July 14, 2011

Settlement Date July 19, 2011

Maturity Date July 27, 2012

CUSIP No. 06741K262

Barclays Bank PLC

STEP Income Securities®

The notes have a maturity of approximately one year and one week

Interest payable quarterly at the rate of 7% per year

Potential Step Payment at maturity of 7.11% per unit if the closing price of the common stock of General Electric Company (the “Underlying Stock”) on the Valuation Date is greater than or equal to the Step Level, which is 107% of the Starting Value

1-for-1 downside exposure, with no downside limit

Payments on the notes, including the payment of the Redemption Amount at maturity, are subject to the credit risk of Barclays Bank PLC

No listing on any securities exchange

The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction

Market Downside Protection

Enhanced Income

Market Access

Enhanced Return

Enhanced Income

Summary

The STEP Income Securities® Linked to the Common Stock of General Electric Company, due July 27, 2012 (the “notes”), are senior unsecured debt securities issued by Barclays Bank PLC. The notes are not guaranteed or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction, or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any interest payments or any repayment of principal, will be subject to the credit risk of Barclays. The notes provide quarterly interest payments and, if the Ending Value of the Underlying Stock (as defined below) on the Valuation Date is at or above the Step Level, an additional payment per unit at maturity (the “Step Payment”). If the Ending Value of the Underlying Stock on the Valuation Date is less than the Step Level, the amount you will receive on the maturity date (the “Redemption Amount”) will not be greater than the Original Offering Price per unit. If the Ending Value of the Underlying Stock on the Valuation Date is less than the Starting Value, the Redemption Amount will be based on the percentage decrease in the price of the Underlying Stock from the Starting Value to the Ending Value. Investors must be willing to accept a repayment that may be less, and potentially significantly less, than the Original Offering Price of the notes if the Ending Value is below the Threshold Value. Investors also must be willing to accept that no Step Payment will be payable on the maturity date if the Ending Value of the Underlying Stock on the Valuation Date is below the Step Level.

Capitalized terms used but not defined in this term sheet have the meanings set forth in the product supplement STEPS-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10 per unit
Term:	Approximately one year and one week
Underlying Stock:	Common stock of General Electric Company (the “Underlying Company”) (NYSE symbol: GE)
Starting Value:	18.62, the Volume Weighted Average Price on the pricing date.
Volume Weighted Average Price:

The volume weighted average price (rounded to two decimal places) shown on page “AQR” on Bloomberg L.P. for trading in shares of the Underlying Stock taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges.

Ending Value:	The Closing Market Price of the Underlying Stock on the Valuation Date, multiplied by the Price Multiplier
Valuation Date:

July 20, 2012, subject to postponement as described on page S-19 of product supplement STEPS-1 if it is determined that the scheduled Valuation Date is not a trading day or if a Market Disruption Event occurs on the scheduled Valuation Date.

Interest:

The notes will bear interest at the rate of 7% of the Original Offering Price per year. We will pay interest on the notes in cash, quarterly in arrears on October 27, 2011, January 27, 2012, April 27, 2012, and the Maturity Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Each interest payment will include interest accrued from, and including, the settlement date or the most recent interest payment date for which interest has been paid or provided for, as the case may be, to, but excluding that interest payment date.

Step Payment:	If the Ending Value is greater than or equal to the Step Level, you will receive an additional payment at maturity equal to 7.11% of the Original Offering Price per unit (or $.711 per unit).
Step Level:	19.92, 107% of the Starting Value (rounded to two decimal places)
Threshold Value:	18.62, 100% of the Starting Value (rounded to two decimal places)
Price Multiplier:	1, subject to adjustment for certain corporate events relating to the Underlying Stock described beginning on page S-22 of product supplement STEPS-1
Joint Calculation Agents:	Barclays and MLPF&S
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.175 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-7.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit (the “Redemption Amount”) determined as follows:

STEP Income Securities®	TS-2

Hypothetical Payments at Maturity

Set forth below are three hypothetical examples of payment calculations related to the notes. These examples have been prepared for purposes of illustration only. Your actual return will depend on the Ending Value and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:

1)	a hypothetical Starting Value and a hypothetical Threshold Value of 100.00;

2)	a Step Level equal to 107% of the Starting Value;

3)	a Step Payment equal to 7.11% of the Original Offering Price per unit if the hypothetical Ending Value is greater than or equal to the Step Level;

4)	the term of the notes from July 19, 2011 to July 27, 2012; and

5)	interest payable quarterly in arrears at the rate of 7% of the Original Offering Price per unit per year (in each case, with the final interest payment on the notes being made on the Maturity Date).

The hypothetical Starting Value of 100.00 used in these examples has been chosen for illustrative purposes only, and is not the actual Starting Value for the Underlying Stock. The actual Starting Value for the Underlying Stock is 18.62.

Example 1

The Ending Value is 115.00 (115% of the Starting Value)

The Ending Value of the Underlying Stock is greater than the Step Level. Consequently, in addition to the quarterly interest payments (represented in yellow below), you will receive on the maturity date the principal amount of your notes plus the 7.11% Step Payment (represented in orange below). The Redemption Amount per unit on the maturity date will therefore be equal to $10.711 per unit ($10.00 plus the Step Payment of $0.711 per unit).

Example 2

The Ending Value is 105.00 (105% of the Starting Value)

The Ending Value of the Underlying Stock is greater than the Starting Value but below the Step Level. Consequently, you will receive the quarterly interest payments (represented in yellow below), but you will not receive the Step Payment on the maturity date. The Redemption Amount per unit on the maturity date will therefore be equal to $10.000.

STEP Income Securities®	TS-3

Example 3

The Ending Value is 80.00 (80% of the Starting Value)

The Ending Value of the Underlying Stock is less than the Starting Value and the Threshold Value. Consequently, you will receive only the quarterly interest payments (represented in yellow below). You will not receive the Step Payment on the maturity date, and you will participate in the decrease of the value of the Underlying Stock in excess of the Threshold Value. The Redemption Amount per unit (rounded to three decimal places) will equal:

$10 –	[	$10 ×	(100.00 – 80.00)	]	= $8.00
100.00

On the maturity date, you will receive the Redemption Amount per unit of $8.000.

STEP Income Securities®	TS-4

Summary of the Hypothetical Examples	Example 1	Example 2

The Ending Value is greater than or equal to the Starting Value and...	...the Ending Value is greater than or equal to the Step Level	...the Ending Value is less than the Step Level

Starting Value	100.00	100.00

Ending Value	115.00	105.00

Step Level	107.00	107.00

Threshold Value	100.00	100.00

Interest Rate (per annum)	7.00%	7.00%

Step Payment	7.11%	0.00%

Redemption Amount per Unit	$10.711	$10.000

Total Return of the Underlying Stock(1)	18.31%	8.31%

Total Return on the Notes(2)	14.27%	7.16%

Summary of the Hypothetical Examples	Example 3

The Ending Value is less than the Starting Value and...	...the Ending Value is less than the Threshold Value

Starting Value	100.00

Ending Value	80.00

Step Level	107.00

Threshold Value	100.00

Interest Rate (per annum)	7.00%

Step Payment	0.00%

Redemption Amount per Unit	$8.000

Total Return of the Underlying Stock(1)	-16.69%

Total Return on the Notes(2)	-12.84%

(1)	The total return of the Underlying Stock assumes:

(a)	a percentage change in the price of the Underlying Stock that equals the percentage change in the price of the Underlying Stock from the Starting Value to the Ending Value;

(b)	a constant dividend yield of 3.240% per annum; and

(c)	no transaction fees or expenses.

(2)	The total return on the notes includes interest paid on the notes from July 19, 2011 to July 27, 2012, the term of the notes.

STEP Income Securities®	TS-5

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-8 of product supplement STEPS-1 and page S-6 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment will result in a loss if the Ending Value is less than the Threshold Value; there is no guaranteed return of principal.

▪	You will not receive a Step Payment at maturity unless the Ending Value is greater than or equal to the Step Level on the Valuation Date.

▪	Your return, if any, is limited to the return represented by the periodic interest payments over the term of the notes and the Step Payment, if any.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	Your investment return, if any, may be less than a comparable investment directly in the Underlying Stock.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	You must rely on your own evaluation of the merits of an investment linked to the Underlying Stock.

▪

The costs of developing, hedging, and distributing the notes described on page TS-7 are reflected in the public offering price, and will not be reflected in secondary market prices. As a result the price at which you may sell the notes in any secondary market may be lower than the public offering price due to, among other things, the inclusion of these costs.

▪	A trading market is not expected to develop for your notes. We, MLPF&S, and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Underlying Stock.

▪

The Underlying Company will have no obligations relating to the notes, and neither we nor MLPF&S will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

▪	You will not have the rights of a holder of the Underlying Stock, and you will not be entitled to receive shares of the Underlying Stock or dividends or other distributions by the Underlying Company.

▪

While we, MLPF&S, and our respective affiliates may hold securities of the Underlying Company from time to time, we, MLPF&S and our respective affiliates do not control the Underlying Company, and are not responsible for any disclosure made by the Underlying Company.

▪

If you attempt to sell notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, MLPF&S, and our respective affiliates of the Underlying Stock may affect your return.

▪	Our trading and hedging activities, and those of MLPF&S, may create conflicts of interest with you.

▪	Our hedging activities, and those of MLPF&S, may affect your return on the notes and their market value.

▪	Our business activities, and those of MLPF&S, relating to the Underlying Company may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agent. We may appoint and remove the calculation agent.

▪

The Redemption Amount will not be adjusted for all corporate events that could affect the Underlying Stock. See “Description of the Notes—Anti-Dilution Adjustments” beginning on page S-22 of product supplement STEPS-1.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement STEPS-1.

Other Terms of the Notes

Business Day

The following definition shall supersede and replace the definition of a “Business Day” set forth on page S-18 of the product supplement STEPS-1:

A “Business Day” means any day other than a day on which banking institutions in New York, New York, or London, England are authorized or required by law, regulation, or executive order to close or a day on which transactions in U.S. dollars are not conducted.

STEP Income Securities®	TS-6

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the closing price of the Underlying Stock on the Valuation Date will be greater than or equal to the Step Level.

▪	You seek interest payments on your investment.

▪	You are willing to accept that the maximum return on the notes is limited to the sum of the quarterly interest payments and the Step Payment, if any.

▪

You accept that your investment will result in a loss, which could be significant, if the closing price of the Underlying Stock decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

▪	You seek exposure to the Underlying Stock with no expectation of dividends or other benefits of owning shares of the Underlying Stock.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the price of the Underlying Stock will decrease from the Starting Value to the Ending Value, or that the price of the Underlying Stock will increase from the Starting Value to the Ending Value, but will not reach the Step Level.

▪	You anticipate that the price of the Underlying Stock will increase substantially from the Starting Value to the Ending Value and do not want a payment at maturity that is limited to the Step Payment.

▪	You seek principal protection or preservation of capital.

▪	In addition to interest payments, you seek an additional guaranteed return at a premium above the principal amount of the notes.

▪	You seek to receive dividends or other distributions paid on the Underlying Stock.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Supplement to the Plan of Distribution and Role of MLPF&S

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S will participate as selling agent in the distribution of the notes. Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit. This charge reflects an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. The fees charged reduce the economic terms of the notes. Actual profits or losses from hedging transactions may be more or less than this amount. In entering into hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with a division of MLPF&S or one of its subsidiaries or affiliates. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “General Risks Relating to the Notes” beginning on page S-8 and “Use of Proceeds” on page S-17 in product supplement STEPS-1.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

STEP Income Securities®	TS-7

The Underlying Stock

We have derived the following information from publicly available documents published by the Underlying Company. We make no representation or warranty as to the accuracy or completeness of the following information. The Underlying Company is a globally diversified technology and financial services company. The company’s products and services include aircraft engines, power generation, water processing, and household appliances as well as medical imaging, business and consumer financing and industrial products.

Because the Underlying Stock is registered under the Securities Exchange Act of 1934, the Underlying Company is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Underlying Company can be located at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549 or through the SEC’s web site at http://www.sec.gov by reference to SEC CIK number 040545.

Although we and our affiliates may hold securities of the Underlying Company from time to time, we do not control the Underlying Company. The Underlying Company will have no obligations with respect to the notes. This term sheet relates only to the notes and does not relate to the Underlying Stock or to any other securities of the Underlying Company. Neither we nor any of our affiliates have participated or will participate in the preparation of the Underlying Company’s publicly available documents. Neither we nor any of our affiliates have made any due diligence inquiry with respect to the Underlying Company in connection with the offering of the notes. Neither we nor any of our affiliates make any representation that the publicly available documents or any other publicly available information regarding the Underlying Company are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this term sheet, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Underlying Stock, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Underlying Company could affect the value of the Underlying Stock and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this term sheet or any accompanying prospectus, prospectus supplement or product supplement.

The selection of the Underlying Stock is not a recommendation to buy or sell the Underlying Stock. Neither we nor MLPF&S nor any of our respective affiliates make any representation to you as to the performance of the Underlying Stock.

The Underlying Stock trades on the New York Stock Exchange under the symbol “GE”.

Historical Data

The following table sets forth the high and low closing prices of the shares of the Underlying Stock from the first quarter of 2006 through the pricing date. The closing prices listed below were obtained from publicly available information at Bloomberg L.P. without independent verification, rounded to two decimal places. We make no representation or warranty as to the accuracy or completeness of the information from Bloomberg. The historical closing prices of shares of the Underlying Stock should not be taken as an indication of its future performance, and we cannot assure you that the price per share of the Underlying Stock will not decrease from the Starting Value to a level that is less than the Threshold Value. In addition, we cannot assure you that the price per share of the Underlying Stock will increase such that you will receive the Step Payment on the maturity date.

		High ($)	Low ($)
2006	First Quarter	35.48	32.31
	Second Quarter	35.16	32.88
	Third Quarter	35.48	32.11
	Fourth Quarter	38.15	34.71

2007	First Quarter	38.11	34.09
	Second Quarter	39.29	34.76
	Third Quarter	41.77	36.90
	Fourth Quarter	42.12	36.25

2008	First Quarter	37.49	31.70
	Second Quarter	38.43	26.26
	Third Quarter	29.95	23.10
	Fourth Quarter	24.50	12.84

2009	First Quarter	17.07	6.66
	Second Quarter	14.53	10.17
	Third Quarter	17.01	10.71
	Fourth Quarter	16.84	14.19

2010	First Quarter	18.45	15.45
	Second Quarter	19.50	14.42
	Third Quarter	16.66	13.88
	Fourth Quarter	18.32	15.76

2011	First Quarter	21.52	18.28
	Second Quarter	20.65	17.97
	Third Quarter (through the pricing date)	19.30	18.38

STEP Income Securities®	TS-8

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the notes are summarized below. The discussion below supplements the discussions under “U.S. Federal Income Tax Summary”, beginning on page S-31 of product supplement STEPS-1, and “Certain U.S. Federal Income Tax Considerations”, beginning on page S-132 of the Series A MTN prospectus supplement. As described in product supplement STEPS-1, this section applies to you only if you are a U.S. holder (as defined in product supplement STEPS-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement STEPS-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

The U.S. federal income tax consequences of your investment in the notes are uncertain and the Internal Revenue Service could assert that the notes should be taxed in a manner that is different than described below. Pursuant to the terms of the notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid income-bearing cash-settled executory contract with respect to the Underlying Stock. If your notes are so treated, you will likely be taxed on the periodic interest payments as ordinary income in accordance with your regular method of accounting for United States federal income tax purposes and you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time (other than the amount attributable to the periodic interest payments, which will likely be treated as ordinary income) and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, your notes should be treated in the manner described above. This opinion assumes that the description of the terms of the notes in this term sheet is materially correct.

As discussed further in product supplement STEPS-1, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the notes, possibly with retroactive effect. Other alternative treatments for your notes may also be possible under current law. For example, it is possible that your notes could be treated as an investment unit consisting of an executory contract in respect of the Underlying Stock and a debt instrument, in which case a portion of the periodic interest payments that you receive could be taxable as ordinary interest income and a portion could be treated as payments to you in respect of the executory contract, to be accounted for as additional proceeds from the ultimate sale or maturity of the executory contract.

For a further discussion of the tax treatment of your notes as well as other possible alternative characterizations, please see the discussions under “U.S. Federal Income Tax Summary” in product supplement STEPS-1 and “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the Series A MTN prospectus supplement. For additional, important considerations related to tax risks associated with investing in the notes, you should also examine the discussion in “Risk Factors—General Risks Relating to Notes—Significant aspects of the U.S. federal income tax treatment of the notes are uncertain” beginning on page S-13 of product supplement STEPS-1. You should consult your tax advisor as to the possible alternative treatments in respect of the notes.

Recently Enacted Legislation. Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 are generally required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the notes.

STEP Income Securities®	TS-9

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the section indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STEPS-1 dated June 9, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511161969/d424b3.htm

▪	Series A MTN prospectus supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Our Central Index Key, or CIK, on the SEC Website is 312070.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

Market-Linked Investments come in four basic categories, each designed to meet a different set of investor risk profiles, time horizons, income requirements, and market views (bullish, bearish, moderate outlook, etc.). The following descriptions of these categories are meant solely for informational purposes and are not intended to represent any particular Market-Linked Investment or guarantee performance. Certain Market-Linked Investments may have overlapping characteristics.

Market Downside Protection Market-Linked Investments combine some of the capital preservation features of traditional bonds with the growth potential of equities and other asset classes. They offer full or partial market downside protection at maturity, while offering market exposure that may provide better returns than comparable fixed-income securities. It is important to note that the market downside protection feature provides investors with protection only at maturity, subject to issuer credit risk. In addition, in exchange for full or partial protection, you forfeit dividends and full exposure to the linked asset’s upside. In some circumstances, this could result in a lower return than with a direct investment in the asset.

These short- to medium-term market-linked notes offer you a way to enhance your income stream, either through variable or fixed-interest coupons, an added payout at maturity based on the performance of the linked asset, or both. In exchange for receiving current income, you will generally forfeit upside potential on the linked asset. Even so, the prospect of higher interest payments and/or an additional payout may equate to a higher return potential than you may be able to find through other fixed-income securities. Enhanced Income Market-Linked Investments generally do not include market downside protection. The degree to which your principal is repaid at maturity is generally determined by the performance of the linked asset. Although enhanced income streams may help offset potential declines in the asset, you can still lose part or all of your original investment.

Market Access notes may offer exposure to certain market sectors, asset classes, and/or strategies that may not even be available through the other three categories of Market-Linked Investments. Subject to certain fees, the returns on Market Access Market-Linked Investments will generally correspond on a one-to-one basis with any increases or decreases in the value of the linked asset, similar to a direct investment. In some instances, they may also provide interim coupon payments. These investments do not include the market downside protection feature and, therefore, your principal remains at risk.

These short- to medium-term investments offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept a degree of market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“STEP Income Securities®” and “STEPS®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

STEP Income Securities®	TS-10